Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is made as of September 8, 2021, between Joseph M. Zubretsky (the “Executive”) and Molina Healthcare, Inc. (the “Employer”).
RECITALS
WHEREAS, the Employer and the Executive are parties to an Employment Agreement, dated October 9, 2017 (the “Original Agreement”), pursuant to which the Employer employs the Executive as its President and Chief Executive Officer;
WHEREAS, to update the Original Agreement to reflect changes that have occurred since the date it was entered into, the Employer and the Executive each desire to amend and restate the Original Agreement in its entirety pursuant to the terms and conditions set forth in this Agreement;
WHEREAS, the Employer desires to continue to employ the Executive in the capacities described below, on the terms and conditions hereinafter set forth, and the Executive is willing to continue employment on such terms and conditions.

NOW, THEREFORE, in consideration of the above premises and the following mutual covenants and conditions, the parties agree as follows:

1. Employment.  The Employer shall continue to employ the Executive as its President and Chief Executive Officer, and the Executive hereby accepts such continued employment on the following terms and conditions.  The Executive understands and agrees that he is an at-will employee, and the Executive and the Employer can, and shall have the right to, terminate the employment relationship at any time for any or no reason, with or without notice, and with or without cause, subject to the payment provisions contained in Paragraph 7 of this Agreement.  Nothing contained in this Agreement or any other agreement shall alter the at-will relationship.  In the event that the Executive ceases to be employed by the Employer for any reason, the Executive shall tender his resignation from all officer, board and other positions he holds with the Employer or any of its subsidiaries or affiliates, effective on the date his employment is terminated.

2. Duties.  The Executive shall work for the Employer in a full-time capacity.  The Executive shall, during the term of this Agreement, have the duties, responsibilities, powers, and authority customarily associated with the positions of President and Chief Executive Officer.  The Executive shall report to, and follow the direction of, the Board of Directors of the Employer (the “Board”).  The Executive shall continue to serve on the Board and shall be nominated for reelection to the Board at the expiration of each term of office provided he is then the Chief Executive Officer of the Employer.  The Executive agrees to serve as a member of the Board for each period for which he is so appointed or elected.  In addition to, or in lieu of, the foregoing, the Executive also shall perform such other and related services and duties that are commensurate with his positions as may be assigned to him from time to time by the Board.  The Executive shall diligently, competently, and faithfully perform all duties, and shall devote his entire business time, energy, attention, and skill to the performance of duties for the Employer or its affiliates and will use his best efforts to promote the interests of the Employer.  Notwithstanding the foregoing, the Executive shall be permitted to (i) engage in charitable and community affairs, (ii) make direct investments of any character in any non-competing business or businesses and to manage such investments (but not be involved in the day-to-day operations of any such business) and (iii) with the prior written approval of the Board, serve on the board of directors of one other non-competing business; provided, in each case, and in the aggregate, that such activities do not interfere with the performance of the Executive’s duties hereunder.

3. Executive Loyalty.  Except as otherwise permitted by Paragraph 2, the Executive shall devote all of his time, attention, knowledge, and skill solely and exclusively to the business and interests of the Employer, and the Employer shall be entitled to all benefits and profits arising from or incident to any and all work, services, and advice of the Executive.  The Executive expressly agrees that during the term of this Agreement, he shall not engage, directly or indirectly, as a partner, officer, director, member, manager, stockholder, advisor, agent, employee, or in any other form or capacity, in any other business similar to that of the Employer.

4. Term of Employment.  This Agreement shall become effective upon the date first set forth above and continue in effect until terminated in accordance with Paragraph 6.

5. Compensation.

A. The Employer shall pay the Executive an annual base salary of $1,500,000 (the “Base Salary”), payable in substantially equal installments in accordance with the Employer’s payroll policy from time to time in effect.  The Executive’s salary shall be subject to any payroll or other deductions as may be required to be made pursuant to law, government order, or by agreement with, or consent of, the Executive.  The Compensation Committee of the Board (the “Compensation Committee”) shall review at least annually the Executive’s Base Salary for possible increase and may, in its sole discretion and in accordance with applicable rules and regulations of the Securities and Exchange Commission and the New York Stock Exchange, periodically increase the Executive’s Base Salary.

B. The Executive shall be eligible to earn annual performance and/or discretionary bonuses as determined each year at the discretion of the Compensation Committee based upon goals developed each year by the Compensation Committee in consultation with the Executive.  The Executive shall be entitled to participate in all bonus or incentive plans applicable to the senior executives of the Employer.  For each calendar year during the term of employment, the Executive’s target bonus shall be one hundred fifty percent (150%) of the Executive’s Base Salary then in effect, with a maximum payout of three hundred percent (300%) of the Executive’s Base Salary then in effect.   Bonus compensation earned and payable pursuant hereto shall be paid in non-deferred cash in the calendar year following the fiscal year for which the bonus is earned, and in no event shall such payment be made later than March 15 of such following calendar year.

C. The Executive shall be eligible for grants of equity compensation as follows:

(1) For each calendar year during the term of employment, the Executive shall be eligible for grants of equity compensation at the discretion of the Compensation Committee.  Any equity compensation will be granted under and subject to the terms and conditions of an equity compensation plan of the Employer as then in effect.  The Compensation Committee shall establish the terms and conditions of such equity compensation in its discretion with consideration to the compensation packages paid to executives performing the same functions as executives for businesses similar to the Employer (which, for 2021, the Compensation Committee has determined to be $15,000,000).

(2) Notwithstanding anything contained in any award agreement or plan to the contrary, in the event that upon a Change in Control (as hereinafter defined) the surviving, continuing, successor or purchasing corporation or other business entity or affiliate thereof does not assume or continue any then outstanding equity or equity-based awards awarded pursuant to this Paragraph 5C (of both this Agreement and the Original Agreement) or grant substitute awards or rights, (i) any such then outstanding awards whose vesting is not subject to performance-based conditions shall vest immediately prior to the Change in Control and (ii) any then outstanding equity or equity-based awards that are subject to performance-based vesting conditions shall be treated in accordance with Paragraph 7C of this Agreement (provided, however, that in this context the vesting date shall be immediately prior to the Change in Control and shall occur irrespective of actual termination). For the sake of clarification, Executive shall be entitled to the benefit of clauses (i) and (ii) above if the substitute awards or rights (w) do not preserve, immediately after the Change in Control relative to immediately prior to the Change in Control, the economic value of the then outstanding equity or equity-based awards awarded pursuant to this Paragraph 5C (of both this Agreement and the Original Agreement), (x) do not adhere to the same vesting dates, with the same economic value that otherwise would have vested on such vesting dates, as those applicable to the then outstanding equity or equity-based awards awarded pursuant to this Paragraph 5C (of both this Agreement and the Original Agreement), (y) are not subject to the terms of Paragraph 7 below, or (z) purport to impose restrictive covenants other than those set forth in this Agreement.

D. During the term of this Agreement, the Employer shall include the Executive in any 401(k), deferred compensation, savings plan, life insurance, disability insurance, medical, dental or health insurance, paid time off, and other benefit plans or programs maintained by the Employer for the benefit of its executives. The Executive acknowledges and agrees that certain fringe benefits may be subject to income tax withholding and reporting to the extent required by the Internal Revenue Code of 1986, as amended (the “Code”).

E. The Employer shall reimburse the Executive for all reasonable and approved business expenses (which shall include, without limitation, first class air travel for business purposes), provided the Executive submits paid receipts or other documentation acceptable to the Employer and as required by the Internal Revenue Service to qualify as ordinary and necessary business expenses under the Code.

F. The Employer and Executive each acknowledge that amounts paid under this Agreement are subject to the Employer’s Clawback Policy, effective as of March 10, 2013, as the same may be amended from time to time.

6. Termination.  The Executive’s services shall terminate upon the first to occur of the following events:

A. Upon the Executive’s date of death or the date the Executive is given written notice that he has been deemed to be disabled.  For purposes of this Agreement, the Executive shall be deemed to be disabled if the Executive, as a result of illness or incapacity, shall be unable to perform substantially his required duties for a period of four (4) consecutive months or for any aggregate period of six (6) months in any twelve (12) month period.  Such determination shall be made in the good faith determination of the Board.

B. On the date the Employer provides the Executive with written notice that he is being terminated for “Cause.”  For purposes of this Agreement, the Executive shall be deemed terminated for “Cause” if the Employer terminates the Executive after the Executive:

(1) shall be convicted of, or admitted, plea bargained, or entered a plea of no contest or nolo contendere to, any felony or any other act involving fraud, theft, misappropriation, dishonesty, or embezzlement;

(2) shall have committed willful wrongdoing that materially impairs the goodwill or business of the Employer or any of its subsidiaries or affiliates or causes material damage to its or their property, goodwill, or business;

(3) shall have refused to, or willfully failed to, perform his material duties hereunder; or

(4) shall have engaged in conduct that constitutes a breach of any fiduciary duty or duty of loyalty owed to the Employer or any of its subsidiaries or affiliates; or

(5) shall have committed a material violation of any state or federal securities laws.

A termination of employment by the Employer for Cause shall be effectuated by giving the Executive written notice (“Notice of Termination for Cause”) of the termination within thirty (30) days of the event constituting Cause, or, if later, within thirty (30) days of the Board first obtaining knowledge of such event, setting forth in reasonable detail the specific conduct of the Executive that constitutes Cause and the specific provisions of this Agreement on which the Employer relies. To the extent the event giving rise to Cause is susceptible to cure, the Employer shall not terminate the Executive’s employment hereunder unless the Executive has not, within thirty (30) days following receipt of Notice of Termination for Cause, taken all reasonable steps to cure such event giving rise to Cause. In addition, at the Board’s sole discretion, the Executive may be placed on a paid administrative leave of absence for a reasonable period of time, but only to the extent reasonably necessary to confirm that grounds exist for a termination for Cause, for example, pending the outcome of an investigation.

Any voluntary termination by the Executive in knowing anticipation of a termination for Cause under this subparagraph B, or a separation for other than Cause at a time when grounds for termination for Cause exist, shall be deemed a termination for Cause.

C. On the date the Employer terminates the Executive’s employment for any reason other than a reason otherwise set forth in Paragraph 6A (death or Disability) or Paragraph 6B (for Cause), provided that the Employer shall give the Executive ninety (90) days written notice prior to such date of its intention to terminate the Executive’s employment, and provided further, that notwithstanding such notice period, the Employer may elect to terminate the Executive’s employment at any time prior to the expiration of such notice period so long as Employer pays the Executive that which would otherwise be due for the 90-day notice period had such period not been shortened.  During such 90-day notice period, and regardless of any shortening of the notice period by Employer, the Executive may elect to exercise his retirement rights under Section 6E hereof.
D. On the date the Executive terminates his employment for “Good Reason.” For purposes of this Agreement, “Good Reason” means:

(1) the assignment to the Executive of any duties materially inconsistent in any respect with Paragraph 2 of this Agreement, or any other action by the Employer that results in a material diminution in the Executive’s title, authority, duties, responsibilities, or reporting relationships (for the sake of clarification, a Change in Control in itself shall not constitute grounds for Good Reason unless there shall also have been such assignment of such duties or such material diminution (which, for the sake of further clarification, shall include Executive’s having ceased to be the President and Chief Executive Officer of a publicly-traded company));

(2) any material diminution in the Executive’s Base Salary, bonus opportunity, or general equity compensation level;

(3) any failure of the Employer to pay the Executive any sum due under this Agreement or to grant the awards contemplated by Paragraph 5C(1) and (2) of this Agreement;

(4) any material breach of this Agreement by the Employer; or

(5) upon a Change in Control, the failure or refusal of the surviving, continuing, successor or purchasing corporation to assume this Agreement.

A termination of employment by the Executive for Good Reason shall be effectuated by giving the Employer written notice (“Notice of Termination for Good Reason”) of the termination within thirty (30) days of the event constituting Good Reason setting forth in reasonable detail the specific conduct of the Employer that constitutes Good Reason and the specific provisions of this Agreement on which the Executive relies.  A termination of employment by the Executive for Good Reason shall be effective on the thirtieth (30th) day following the date when the Notice of Termination for Good Reason is given, unless the Employer, to the extent the event giving rise to Good Reason is susceptible to cure, cures the condition or event constituting Good Reason within thirty (30) days following receipt of the Executive’s Notice of Termination for Good Reason.

E. On the date the Executive voluntarily retires at or after reaching age 65, provided that the Executive shall give the Employer one (1)-year written notice prior to such date of his intention to so retire and provided further, that notwithstanding such notice period, the Employer may elect to terminate the Executive’s employment at any time prior to the expiration of such notice period so long as Employer pays the Executive all compensation elements (including but not limited to base salary, bonuses, and equity compensation vestings) which would otherwise be due for the one (1)-year notice period had such period not been shortened, and, in the event the Employer makes such an election, the Executive shall, subject to his then-current personal and professional obligations, make himself reasonably available to provide transition assistance to his successor for the remainder of such one (1)-year notice period if and to the extent requested by the Board.

F. On the date the Executive resigns for any reason other than a reason set forth in Paragraph 6D or Paragraph 6E, provided that the Executive shall give the Employer ninety (90) days written notice prior to such date of his intention to so resign and provided further, that notwithstanding such notice period, the Employer may elect to terminate the Executive’s employment at any time prior to the expiration of such notice period, so long as Employer pays the Executive that which would otherwise be due for the 90-day notice period had such period not been shortened.

7. Compensation Upon Termination.

A. If the Executive’s employment terminates for any reason, the Executive shall be entitled to (i) his salary through his final date of employment, (ii) any accrued but unused vacation pay, and (iii) any earned but unpaid bonus pursuant to Paragraph 5B above for the calendar year preceding the calendar year in which his employment terminates (which bonus shall be payable in accordance with Paragraph 5B above).  The Executive also shall be entitled to any benefits mandated under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) or required under the terms of any death, insurance, or retirement plan, program, or agreement provided by the Employer and to which the Executive is a party or in which the Executive is a participant, including, but not limited to, any short-term or long-term disability plan or program, if applicable.

B. If the Executive’s employment terminates pursuant to Paragraph 6C (without Cause) or Paragraph 6D (for Good Reason) other than within twenty-four (24) months following a Change in Control (as hereinafter defined), and the Executive complies with the release requirements set forth in Paragraph 7F, the Executive shall be entitled to receive, in addition to the general payments and benefits set forth in Paragraph 7A:

(i) a cash payment equal to the sum of (I) one hundred fifty percent (150%) of the Executive’s Base Salary then in effect and (II) one hundred fifty percent (150%) of the Executive’s target annual bonus then in effect;

(ii) notwithstanding anything contained in any award agreement or plan to the contrary, any then outstanding non-vested stock options, restricted stock, or other equity or equity-based awards awarded pursuant to Paragraph 5C of this Agreement or the Original Agreement, whose vesting is not subject to performance-based conditions shall immediately vest on the Executive’s last day of employment;

(iii) notwithstanding anything contained in any award agreement or plan to the contrary, a prorated portion of then outstanding equity or equity-based awards previously awarded pursuant to Paragraph 5C of this Agreement or the Original Agreement that are subject to performance-based vesting conditions shall immediately vest on the Executive’s last day of employment, subject to the achievement then-to-date of the identified performance metrics at or above the specified threshold level for vesting. The prorated portion of such outstanding awards granted for each performance period that will vest shall be determined as follows:

(I) first, the proration of each performance-based award shall be determined by the number of fiscal quarters elapsed from the commencement of the relevant performance period through the end of the fiscal quarter in which such date of termination occurs, which number of quarters elapsed shall be the numerator, and the denominator of which shall be the total number of fiscal quarters in each such performance period (i.e., 5/12th or 9/12th, etc.); and

(II) subject to a multiplier between the fifty percent (50%) threshold level and the two hundred percent (200%) maximum level, as calculated by reference to the projected final achievement of the metric for the entire performance period, with the projected final achievement based on the straight-line extrapolation of actual achievement to date (as measured from the commencement of the relevant performance period through the end of the fiscal quarter in which such date of termination occurs) through the end of the relevant performance period.

(iv) notwithstanding anything contained in that certain Option Agreement, dated October 9, 2017, providing for an option to purchase 375,000 shares of the Employer’s common stock (the “Option Agreement”), or in any plan to the contrary, the three (3)-month post-employment exercise period in the Option Agreement provided for the vested portion of such stock option shall be extended to three (3) years following his last day of employment, subject to the other terms and conditions of the Option Agreement (including expiration of the stock option upon the scheduled expiration of the term of the stock option if the scheduled expiration date is before the end of such three (3)-year period).

C.   If the Executive’s services are terminated pursuant to Paragraph 6C (without Cause) or 6D (for Good Reason) within twenty-four (24) months following a Change in Control, and the Executive complies with the release requirements set forth in Paragraph 7F, the Executive shall be entitled to receive, in addition to the general payments and benefits set forth in Paragraph 7A:

(i)   a cash payment equal to the sum of (I) two hundred percent (200%) of the Executive’s Base Salary then in effect and (II) two hundred percent (200%) of the Executive’s target annual bonus then in effect;

(ii)   notwithstanding anything contained in any award agreement or plan to the contrary, (I) any then outstanding non-vested stock options, restricted stock, restricted stock unit or other equity or equity-based awards awarded pursuant to Paragraph 5C of this Agreement or the Original Agreement whose vesting is not subject to performance-based conditions shall immediately vest on the Executive’s last day of employment, and (II) any then outstanding equity or equity-based awards that are subject to performance-based vesting conditions shall immediately vest on the Executive’s last day of employment based upon the greater of (A) target performance, based on the assumption that such target performance had been achieved, and (B) the projected final achievement of the performance metric through the measurement period, provided that where applicable, such projected final achievement shall be based on straight-line extrapolation of actual achievement (as of the date of termination) through the end of the respective performance metric period, except to the extent vesting is determined by reference to any completed fiscal year, then actual performance for such completed fiscal year shall be used; and

(iii)   any then outstanding stock options covered by the Option Agreement shall be treated in accordance with clause (iv) of Paragraph 7B of this Agreement.

(iv)   For purposes of this Paragraph 7,  “Change in Control” means the occurrence of any of the following events after the date hereof:

(1)   The acquisition (other than by an Excluded Person (as hereinafter defined)), directly or indirectly, in one or more transactions, by any person or by any group of persons, within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of more than fifty percent (50%) of either the outstanding shares of common stock or the combined voting power of the Employer’s outstanding voting securities entitled to vote generally, whether or not the acquisition was previously approved by the existing directors, other than an acquisition that complies with clause (x) and (y) of clause (2) below;

(2)   Consummation of a reorganization, merger, or consolidation of the Employer or the sale or other disposition of all or substantially all of the Employer’s assets unless, immediately following such event, (x) all or substantially all of the stockholders of the Employer immediately prior to such event own, directly or indirectly, more than fifty percent (50%) of the then outstanding voting securities of the resulting corporation (including without limitation, a corporation which as a result of such event owns the Employer or all or substantially all of the Employer’s assets either directly or indirectly through one or more subsidiaries) and (y) the securities of the surviving or resulting corporation received or retained by the stockholders of the Employer are publicly traded;

(3)   Approval by the stockholders of the complete liquidation or dissolution of the Employer; or

(4)   A change in the composition of a majority of the directors on the Board within any 12-month period if not approved by a majority of the pre-existing directors.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Employer’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Employer’s securities immediately before such transaction. “Excluded Person” means: (i)   any person described in and satisfying the conditions of Rule 13d-1(b)(1) under the Exchange Act; (ii) the Employer; or (iii)   an employee benefit plan (or related trust) sponsored or maintained by the Employer or its successor.

D.   The Executive shall have no duty to mitigate damages and none of the payments provided in this Paragraph 7 shall be reduced by any amounts earned or received by the Executive from a third party at any time. Notwithstanding anything to the contrary in Paragraph 7C if, in connection with a Change in Control, the Executive voluntarily enters a new written employment agreement with the Employer or the successor or acquiring entity, the Executive will no longer be entitled to the payments and benefits under Paragraph 7C.

E.   In the event that the Executive’s employment is terminated pursuant to Paragraph 6E of this Agreement pursuant to a notice of his retirement, and the Executive complies with the release requirements set forth in Paragraph 7F below, in addition to the general payments and benefits set forth in Paragraph 7A as well as the payment of all compensation elements (including but not limited to base salary, bonuses, and equity compensation vestings) which would otherwise be due for the one (1)-year notice period, any then outstanding equity or equity-based awards shall be treated in accordance with Paragraph 7C(ii) of this Agreement and any then outstanding stock options granted pursuant to the Option Agreement shall be treated in accordance with Paragraph 7B(iv) of this Agreement.  After the Executive has given notice under Paragraph 6E of his intention to retire, if the Executive’s employment subsequently is terminated under Paragraph 6C (without Cause) or Paragraph 6D (for Good Reason) of this Agreement, the terms of the first sentence of this Paragraph 7E shall nevertheless govern the treatment of any then outstanding equity or equity-based awards and any then outstanding stock options granted pursuant to the Option Agreement.

F.   The Executive shall be entitled to the payments and benefits (including equity acceleration) set forth in Paragraphs 7B, 7C or 7E above, if and as applicable, above, provided he signs a release and waiver agreement provided by the Employer in substantially the form attached hereto as Exhibit A (the “Release”). The Executive must sign and tender the Release not later than sixty (60) days following the Executive’s last day of employment, or such earlier date as required by the Employer, and if the Executive fails or refuses to do so, the Executive shall forfeit the right to such termination compensation as would otherwise be due and payable.  If the cash severance payment (if applicable) is otherwise subject to Section 409A of the Code, subject to Paragraph 16, it shall be paid on the first pay period following the date that is sixty (60) days after the Executive’s employment terminates.  If the cash severance payment (if applicable) is not otherwise subject to Section 409A of the Code, it shall be paid on the first pay period after the Release becomes effective.

G.   In the event that the Executive’s employment is terminated pursuant to Paragraph 6A of this Agreement (death or Disability), in addition to the general payments and benefits set forth in Paragraph 7A, and notwithstanding anything contained in any award agreement or plan to the contrary, (i) any then outstanding non-vested stock options, restricted stock, restricted stock unit or other equity or equity-based awards awarded pursuant to Paragraph 5C of this Agreement or the Original Agreement whose vesting is not subject to performance-based conditions shall immediately vest on the Executive’s last day of employment, and (ii) any then outstanding equity or equity-based awards that are subject to performance-based vesting conditions shall be treated in accordance with Paragraph 7C(ii) of this Agreement.

8.   Section 280G.  Notwithstanding any provision of this Agreement or any other applicable agreement or arrangement, if it is determined that any payment, distribution, transfer, or benefit by the Employer or a direct or indirect subsidiary or affiliate of the Employer, to or for the benefit of Executive or Executive’s dependents, heirs or beneficiaries (whether such payment, distribution, transfer, benefit or other event occurs pursuant to the terms of this Agreement or otherwise) (each, a “Payment” and collectively, the “Payments”) is subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”) then, the Payments shall either be (i) delivered in full, or (ii) delivered in such amount so that no portion of the Payments would be subject to the Excise Tax, whichever of the foregoing results in the receipt by the Executive and his dependents, heirs and beneficiaries of the greatest benefit on an after-tax basis (taking into account the applicable federal, state and local income taxes and the Excise Tax).  The determination that a Payment is subject to the Excise Tax shall be made in writing by the principal certified public accounting firm then retained by the Employer to audit its annual financial statements (the “Accounting Firm”).  Such determination shall include the amount of the Excise Tax and detailed computations thereof, including any assumptions and inputs used in such computations. The determination of the Accounting Firm shall be shared with the Employer and the Executive in draft form before it is finalized and the Employer and the Executive shall review concurrently and work in good faith collectively with the Accounting Firm to resolve any questions or open issues associated with the draft form.   Upon such resolution, or other approval of the determination,  the Accounting Firm shall finalize its determination and it shall thereafter be deemed final and binding upon both the Employer and the Executive.

9.   Confidentiality.

A.   The Executive will not at any time (whether during or after his employment with the Employer), unless compelled by lawful process, disclose or use for his own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Employer and any of its subsidiaries or affiliates, any trade secrets, or other confidential data or information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financing methods, or plans of the Employer or any subsidiary or affiliate of the Employer (collectively, “Confidential Information”); provided that the foregoing shall not apply to information which is not unique to the Employer or any subsidiary or affiliate of the Employer or which is generally known to the industry or the public other than as a result of the Executive’s breach of this covenant.  The Executive agrees that upon termination of his employment with the Employer for any reason, he will return to the Employer immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Employer or subsidiary or affiliate of the Employer, except that he  may retain personal notes, notebooks and diaries that do not contain confidential information of the type described in the preceding sentence.  The Executive further agrees that he will not retain or use for his account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Employer or any subsidiary or affiliate of the Employer.

B.   Notwithstanding anything herein to the contrary, the Executive is hereby notified, in accordance with the Defend Trade Secrets Act of 2016, that the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that:  (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  The Executive is further notified that if he or she files a lawsuit for retaliation by the Employer for reporting a suspected violation of law, the Executive may disclose the Employer’s trade secrets to his or her attorney and use the trade secret information in the court proceeding if the Executive (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.  Further, notwithstanding anything in this Agreement to the contrary, nothing contained herein prohibits the Executive from reporting, without the prior authorization of the Employer and without notifying the Employer, possible violations of federal law or regulation to the United States Securities and Exchange Commission, the United States Department of Justice, the United States Congress or other governmental agency having apparent supervisory authority over the business of the Employer, or making other disclosures that are protected under the whistleblower provisions of Federal law or regulation.

10.   Restrictive Covenants.

A.   Non-Solicitation (Employees).  During the Executive’s employment with the Employer and for eighteen (18) months after the Executive’s date of termination, the Executive shall not, directly or indirectly, either as an individual or as an employee, agent, consultant, advisor, independent contractor, general partner, officer, director, stockholder, investor, lender, or in any other capacity whatsoever, of any person, firm, corporation, or partnership, induce or attempt to induce, or hire, any person, who at the time of such inducement or hire is an employee of the Employer (or who was, within the six (6) months prior to such inducement or hire, an employee) to perform work or service for any other person or entity other than the Employer.  For purposes of Paragraph 10, “Employer” shall include each of the subsidiaries and affiliates of the Employer as first defined above.

B.   Non-Solicitation (Customers).  During the Executive’s employment with the Employer and for eighteen (18) months after the Executive’s date of termination, the Executive shall not, directly or indirectly: (i) contact or solicit, or direct any person, firm, corporation, association or other entity to contact or solicit, any of the Employer’s customers for the purpose of providing any products and/or services that are the same as or similar to the products and services provided by the Employer to its customers during the term of the Executive’s employment; or (ii) divert or attempt to divert, for his direct or indirect benefit, or for the benefit of any other person, firm, corporation, association or other entity, the business of any customer of the Employer; or (iii) influence or attempt to influence any customer of the Employer to transfer its business to the Executive or any person, firm, corporation, association or other entity; or (iv) in any other manner knowingly interfere with, disrupt or attempt to disrupt the relationship of the Employer with any of its customers.  In addition, the Executive will not disclose the identity of any such customers to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever.

C.   Non-competition.  During the Executive’s employment with the Employer and for eighteen (18) months after the Executive’s date of termination, the Executive shall not, directly or indirectly, engage or participate in or in any way render services or assistance to (including, without limitation, as an officer, director, employee, consultant, agent, lender or equityholder) any business that competes, directly or indirectly, with any product or service of the Employer or any of its subsidiaries or affiliates within in any state, commonwealth or territory of the United States.

D.   Nondisparagement.  The Executive agrees that he will not disparage the Employer or its directors, officers, employees, affiliates, subsidiaries, predecessors, successors or assigns in any written or oral communications to any third party.  The Executive further agrees that he will not direct anyone to make any disparaging oral or written remarks to any third parties.  The Employer agrees that it (through a press release or similar public announcement) and its directors and senior executive officers will not disparage the Executive in any written or oral communications to any third party.  The Employer further agrees that it will not direct anyone to make any disparaging oral or written remarks to any third parties.

E.   Inventions.  The Executive recognizes and agrees that all ideas, inventions, patents, copyrights, copyright designs, trade secrets, trademarks, processes, discoveries, enhancements, software, source code, catalogues, prints, business applications, plans, writings, and other developments or improvements and all other intellectual property and proprietary rights and any derivative work based thereon (the “Inventions”) made, conceived, or completed by the Executive, alone or with others, during the term of his employment, whether or not during working hours, that are within the scope of the Employer’s business operations or that relate to any of the Employer’s work or projects (including any and all inventions based wholly or in part upon ideas conceived during the Executive’s employment with the Employer), are the sole and exclusive property of the Employer.  The Executive further agrees that (1) he will promptly disclose all Inventions to the Employer and hereby assigns to the Employer all present and future rights he has or may have in those Inventions, including without limitation those relating to patent, copyright, trademark or trade secrets; and (2) all of the Inventions eligible under the copyright laws are “work made for hire.”  At the request of the Employer, the Executive will do all things deemed by the Employer to be reasonably necessary to perfect title to the Inventions in the Employer and to assist in obtaining for the Employer such patents, copyrights or other protection as may be provided under law and desired by the Employer, including but not limited to executing and signing any and all relevant applications, assignments or other instruments.  The Executive hereby irrevocably designates and appoints the Employer and its duly authorized officers and agents as the Executive’s agents and attorneys‑in‑fact to act for and on the Executive’s behalf and instead of the Executive, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by the Executive, and the Executive acknowledges that this designation and appointment constitutes an irrevocable power of attorney and is coupled with an interest.  Notwithstanding the foregoing, pursuant to Sections 2870 and 2872 of the California Labor Code, the Employer hereby notifies the Executive that the provisions of this Paragraph 10E shall not apply to any Inventions for which no equipment, supplies, facility or trade secret information of the Employer was used and which were developed entirely on the Executive’s own time, unless (1) the Invention relates (i) to the business of the Employer, or (ii) to actual or demonstrably anticipated research or development of the Employer, or (2) the Invention results from any work performed by the Executive for the Employer.  A copy of Code Sections 2870 and 2872 will be made available to the Executive upon his request.

11.   Notices.  All notices and other communications hereunder shall be in writing and shall be deemed delivered and effective upon the earliest of (a) personal delivery, (b) electronic confirmation of a facsimile transmission received in its entirety at the applicable facsimile number indicated below with a confirmatory copy sent for overnight delivery the next business day by recognized overnight commercial courier service (such as Federal Express), with all charges prepaid or charged to the sender’s account, to the applicable address set forth below or (c) delivery by recognized overnight courier service, with all charges prepaid or charged to the sender’s account, to the applicable address set forth below or at such other address as shall be specified in writing in accordance with this Paragraph:

If to the Executive, to:

Joseph M. Zubretsky
c/o Executive’s home address that the Employer then has on file,

which notice shall also be emailed to:

joe_zubretsky@hotmail.com

with a copy, which shall not constitute notice, to:

Lance J. Gotko
Friedman Kaplan Seiler & Adelman LLP
7 Times Square
New York, NY 10036
lgotko@fklaw.com

If to Employer, to:

Molina Healthcare, Inc.
Attention:  General Counsel
200 Oceangate, Suite 100
Long Beach, CA  90802
Facsimile No:  (562) 499-0612

12.  Waiver of Breach.  A waiver by the Employer of a breach of any provision of this Agreement by the Executive shall not operate or be construed as a waiver or estoppel of any subsequent breach by the Executive.  No waiver shall be valid unless in writing and signed by an authorized officer of the Employer.

13.  Assignment.  This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that, in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Employer with or to any other individual(s) or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Employer hereunder.

14.  Entire Agreement.  This Agreement sets forth the entire and final agreement and understanding of the parties and contain all of the agreements made between the parties with respect to the subject matter hereof.  This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto, with respect to the subject matter hereof, including, for the avoidance of doubt, the Original Agreement.  No change or modification of this Agreement shall be valid unless in writing and signed by the Employer and the Executive.

15.  Severability.  If any provision of this Agreement shall be found invalid or unenforceable for any reason, in whole or in part, then such provision shall be deemed modified, restricted, or reformulated to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified, restricted, or reformulated or as if such provision had not been originally incorporated herein, as the case may be.  The parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the parties are unable to agree upon a lawful substitute, the parties desire and request that a court or other authority called upon to decide the enforceability of this Agreement modify those restrictions in this Agreement that, once modified, will result in an agreement that is enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.

16.  Section 409A.

A.  The Employer and the Executive intend that the payments and benefits provided for in this Agreement either be exempt from Section 409A of the Code, or be provided in a manner that complies with Section 409A of the Code, and any ambiguity herein shall be interpreted so as to be consistent with the intent of this Paragraph 16.  In no event whatsoever shall the Employer be liable for any additional tax, interest or penalty that may be imposed on the Executive by Section 409A of the Code or damages for failing to comply with Section 409A of the Code.  Notwithstanding anything contained herein to the contrary, all payments and benefits under Paragraph 7 of this Agreement shall be paid or provided only at the time of a termination of the Executive’s employment that constitutes a “separation from service” from the Employer within the meaning of Section 409A of the Code and the regulations and guidance promulgated thereunder (determined after applying the presumptions set forth in Treas. Reg. Section 1.409A-1(h)(1)).  Further, if at the time of the Executive’s termination of employment with the Employer, the Executive is a “specified employee” as defined in Section 409A of the Code as determined by the Employer in accordance with Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Employer will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in payments or benefits ultimately paid or provided to the Executive) until the date that is at least six (6) months following the Executive’s termination of employment with the Employer (or the earliest date permitted under Section 409A of the Code), whereupon the Employer will pay the Executive a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid to the Executive under this Agreement during the period in which such payments or benefits were deferred.

B.  Notwithstanding anything to the contrary in this Agreement, in-kind benefits and reimbursements provided under this Agreement during any calendar year shall not affect in-kind benefits or reimbursements to be provided in any other calendar year, other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and are not subject to liquidation or exchange for another benefit.  Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by the Executive and, if timely submitted, reimbursement payments shall be promptly made to the Executive following such submission, but in no event later than December 31st of the calendar year following the calendar year in which the expense was incurred.  In no event shall the Executive be entitled to any reimbursement payments after December 31st of the calendar year following the calendar year in which the expense was incurred.  This subparagraph B shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to the Executive.

C.  In the event that following the date hereof the Employer or the Executive reasonably determines that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Code, the Employer and the Executive shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to (x) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (y) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

17.  Execution of Agreement.  This Agreement may be executed in several counterparts, each of which shall be considered an original, but which when taken together, shall constitute one agreement.

18.  Recitals.  The recitals to this Agreement are incorporated herein as an integral part hereof and shall be considered as substantive and not precatory language.

19.  Arbitration.  Any controversy, claim or dispute between the parties relating to the Executive’s employment or termination of employment, whether or not  the controversy, claim or dispute arises under this Agreement, shall be resolved by arbitration in accordance with the Employment Arbitration Rules and Mediation Procedures (“Rules”) of the American Arbitration Association through a single arbitrator in Hartford, Connecticut selected in accordance with the Rules (except as provided in Paragraph 20).  The decision of the arbitrator shall be rendered within thirty (30) days of the close of the arbitration hearing and shall include written findings of fact and conclusions of law reflecting the appropriate substantive law.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof in the State of Connecticut.  In reaching his or her decision, the arbitrator shall have no authority (a) to authorize or require the parties to engage in discovery other than document discovery (provided, however, that the arbitrator may schedule the time by which the parties must exchange copies of the exhibits that, and the names of the witnesses whom, the parties intend to present at the hearing), (b) to change or modify any provision of this Agreement, (c) to base any part of his or her decision on public policy arguments or the common law principle of constructive termination, or (d) to award punitive damages or any other damages not measured by the prevailing party’s actual damages and may not make any ruling, finding or award that does not conform to this Agreement.  Each party shall bear all of his, her or its own legal fees, costs and expenses of arbitration and one-half (½) of the costs of the arbitrator.

20.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Connecticut, without reference to its conflict of law provisions.  Furthermore, as to Paragraphs 9 or 10, the Executive and the Company each agree and consent to submit to personal jurisdiction in the State of Connecticut in any state or federal court of competent subject matter jurisdiction situated in Hartford, Connecticut.  The Executive and the Company further agree that, notwithstanding Paragraph 19, the sole and exclusive venue for any suit arising out of, or seeking to enforce, the terms of Paragraphs 9 or 10 of this Agreement shall be in a state or federal court of competent subject matter jurisdiction situated in Hartford, Connecticut.  In addition, the Executive and the Company each waive any right to challenge in another court any judgment entered by such court or to assert that any action instituted by the other party in any such court is in the improper venue or should be transferred to a more convenient forum.  Further, the Executive and the Company each waive any right he or it may otherwise have to a trial by jury in any action to enforce the terms of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have set their signatures on the date first written above.

MOLINA HEALTHCARE, INC.	EXECUTIVE:

/s/ Dale B. Wolf	/s/ Joseph M. Zubretsky
By: Dale B. Wolf	Joseph M. Zubretsky
Title: Chairman of the Board of Directors and Chairman of the Compensation Committee

EXHIBIT A

Form of Release and Waiver

This Release and Waiver (this “Release”) is made and entered into as of _____________________, 20__, by and between Molina Healthcare, Inc. (the “Employer”) and Joseph M. Zubretsky (the “Executive”).
FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1.   Termination of Employment.  The Executive and the Employer agree that the Executive’s employment with the Employer terminated effective _______________.  The Executive further agrees that, without prior written consent of the Employer, he will not hereafter seek reinstatement, recall or reemployment with the Employer or its affiliates.  The Executive further agrees that, in the event he is employed by any company or other entity that is acquired by or merged with the Employer or any of its parents, subsidiaries, divisions or affiliates, he shall resign from said employment immediately upon the acquisition, and that should the Executive fail or refuse to do so, such entity may terminate his employment and the Executive shall have no recourse against the Employer or any of its parents, subsidiaries, divisions or affiliates.
2.   Severance Payment.  A description of the payments to which the Executive may be entitled upon termination of employment is contained in Paragraphs [7B, 7C or 7E]1 of that certain Amended and Restated Employment Agreement entered into by and between the Employer and the Executive dated as of September 8, 2021, which is incorporated by reference herein (the “Employment Agreement”).  The payments described in the preceding sentence are over and above that to which the Executive would be otherwise entitled to upon the termination of his employment with the Employer, absent executing this Release, notwithstanding the terms of the Employment Agreement.  The Executive affirms that he has agreed in the Employment Agreement, and again herein, that he is only entitled to such payments if he executes this Release.

3. Release.
(a)  General Release.  In consideration of the payments to be made by the Employer to the Executive pursuant to Section 2 above, the Executive, with full understanding of the contents and legal effect of this Release and having the right and opportunity to consult with his counsel, hereby releases and discharges the Employer, its subsidiaries and affiliates, each of their respective shareholders, members, partners, officers, directors, supervisors, managers, employees, agents, representatives, attorneys, parent companies, divisions, subsidiaries and affiliates, and all related entities of any kind or nature, and all employee benefit plans sponsored by or contributed to by any such entities (including any fiduciaries thereof), and each of their respective predecessors, successors, heirs, executors, administrators, and assigns (collectively, the “Released Parties”) of and from any and all claims, actions, causes of action, grievances, suits, charges, or complaints of any kind or nature whatsoever, that he ever had or now has, whether fixed or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, and whether arising in tort, contract, statute, or equity, before any federal, state, local, or private court, agency, arbitrator, mediator, or other entity, regardless of the relief or remedy, arising prior to the execution of this Release; provided, however, and subject to Section 4 below, the Release is not intended to and does not limit the Executive’s right to file a charge or participate in an investigative proceeding of the Equal Employment Opportunity Commission (the “EEOC”) or another governmental agency.  Without limiting the generality of the foregoing, it being the intention of the parties to make this Release as broad and as general as the law permits, this Release specifically includes any and all subject matters and claims arising from any alleged violation by the Released Parties under the Employment Agreement; the Age Discrimination in Employment Act of 1967, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866, as amended by the Civil Rights Act of 1991 (42 U.S.C. § 1981); the Rehabilitation Act of 1973, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Worker Adjustment and Retraining Notification Act; the Equal Pay Act; Executive Order 11246; Executive Order 11141; the Industrial Welfare Commission’s Orders, the California Fair Employment and Housing Act, the California Constitution, the California Government Code, the California Labor Code, the Connecticut Fair Employment Practices Act – Conn. Gen. Stat. § 46a-51 et seq., the Connecticut Wage Laws – Conn. Gen. Stat. § 31-58 et seq., the Connecticut Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers’ Compensation Claim – Conn. Gen. Stat. § 31-290a, the Connecticut Equal Pay Law – Conn. Gen. Stat. § 31-58(e) et seq., §§ 31-75 and 31-76, the Connecticut Family and Medical Leave Law – Conn. Gen. Stat. § 31-51kk et seq., the Connecticut Drug Testing Law – Conn. Gen. Stat. § 31-51t et seq., the Connecticut Whistleblower Law – Conn. Gen. Stat. § 31-51m(a) et seq., the Connecticut Free Speech Law – Conn. Gen. Stat. § 31-51q et seq., the Connecticut Age Discrimination and Employee Benefits Law – Conn. Gen. Stat. § 38a-543, the Connecticut Reproductive Hazards Law – Conn. Gen. Stat. § 31-40g et seq., the Connecticut AIDS Testing and Confidentiality Law - Conn. Gen. Stat. § 19a-581 et seq., the Connecticut Electronic Monitoring of Employees Law – Conn. Gen. Stat. § 31-48b and d, the Connecticut Statutory Provision Regarding Protection of Social Security Numbers and Personal Information – Conn. Gen. Stat. § 42-470 et seq., the Connecticut Statutory Provision Regarding Concerning Consumer Privacy and Identity Theft – Public Act No. 09-239, the Connecticut OSHA, as amended, and any other federal, state or local constitution, law, regulation or ordinance governing the terms and conditions of employment or the termination of employment; and any other statutory claim, employment or other contract or implied contract claim, claim for equity in the Employer, or common law claim for wrongful discharge, breach of an implied covenant of good faith and fair dealing, defamation, or invasion of privacy arising out of or involving his employment with the Employer, the termination of his employment with the Employer, or involving any continuing effects of his employment with the Employer or termination of employment with the Employer.  The Executive further acknowledges that he is aware that statutes exist that render null and void releases and discharges of any claims, rights, demands, liabilities, action and causes of action that are unknown to the releasing or discharging party at the time of execution of the release and discharge.  The Executive hereby expressly waives, surrenders and agrees to forego any protection to which he would otherwise be entitled by virtue of the existence of any such statute in any jurisdiction including, but not limited to, the States of Connecticut and California. The Executive acknowledges that he has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542.  Accordingly, IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT ALL RIGHTS UNDER SECTION 1542 OF THE CIVIL CODE OF THE STATE OF CALIFORNIA ARE EXPRESSLY WAIVED BY THE EXECUTIVE.  Section 1542 reads as follows:

_____________________
1 Note to Draft:  Insert applicable cross-reference at the time of termination.

SECTION 1542.  A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
(b) Exclusions.  Notwithstanding anything to the contrary in Section 3(a) above, nothing herein waives or releases: (i) the Executive’s rights to any payments the Employer is required to make pursuant to Section 2 hereof or Paragraph 7A of the Employment Agreement; (ii) the Executive’s rights to indemnification which the Executive may have as a director or officer of Employer or any of its subsidiaries under any agreement or such entity’s governing documents, D&O insurance policies or applicable law; (iii) the Executive’s rights with respect to the vested equity interests in the Employer held by him, which he acknowledges and agrees is comprised of [__] vested shares of common stock, and vested options to purchase [__] shares of common stock, at an exercise price of $[___] per share, which in each case are subject to the terms and conditions of the applicable equity incentive plans and award agreements; and (iv) any rights that cannot be waived as a matter of law.

4. Covenant Not to Sue.  The Executive agrees not to bring, file, charge, claim, sue or cause, assist, or permit to be brought, filed, charged or claimed any action, cause of action, or proceeding regarding or in any way related to any of the claims released in Section 3 hereof, and further agrees that this Release is, will constitute and may be pleaded as, a bar to any such claim, action, cause of action or proceeding.  If the Executive files a charge or participates in an investigative proceeding of the EEOC or another governmental agency, or is otherwise made a party to any proceedings described in Section 3 hereof, the Executive will not seek and will not accept any personal equitable or monetary relief in connection with such charge or investigative or other proceeding; provided, however, that this Release does not limit the Executive’s right to receive an award for information provided to any governmental agencies under any whistleblower program.  The Executive further understands that this Release does not limit his ability to communicate with any governmental agencies or otherwise participate in any investigation or proceeding that may be conducted by any governmental agencies, including providing documents or other information, without notice to the Employer.
5. Non-Disclosure.  The Executive agrees that he will keep the terms and amounts set forth in this Release completely confidential and will not disclose any information concerning this Release’s terms and amounts to any person other than his attorney, accountant, tax advisor, or immediate family, until such time as the information in this Release is disclosed by the Employer as may be required by law.
6. Restrictive Covenants.  The Executive agrees that he will abide by the terms set forth in Paragraphs 9 and 10 of the Employment Agreement.

7. Return of Employer Materials. By signing this Release, the Executive affirms having returned to the Employer all of the property of the Employer or any of its subsidiaries or affiliates that is in the Executive’s possession, custody or control, including, without limitation, (a) all keys, access cards, credit cards, computer hardware (including but not limited to all hard drives, diskettes, compact disks, DVDs, electronic storage devices, and personal data assistants, and the contents of all such hardware, as well as any passwords or codes or instructions needed to operate any such hardware), computer software and programs, data, materials, papers, books, files, documents, records, policies, client and customer information and lists, marketing information, design information, specifications and plans, data base information and lists, mailing lists, notes, and any other property or information that the Executive has or had relating to the Employer or any of its subsidiaries or affiliates (whether those materials are in paper, electronic or computer-stored form or in any other form or medium), and (b) all documents and other property containing, summarizing, or describing any Confidential Information (as defined in the Employment Agreement), including all originals and copies.  The Executive affirms that he has not retained any such property or information in any form, and will not give copies of such property or information or disclose their contents to any other person.
8. Social Media Profiles.  The Executive agrees to update all of his social media profiles (for example, LinkedIn) within ten (10) days after the date hereof to reflect that he is no longer employed by or affiliated with the Employer.
9. No Pending or Future Lawsuits.  The Executive represents that he has no lawsuits, claims or actions pending in his name, or on behalf of any other person or entity, against any Released Party.  The Executive also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against any Released Party.
10.   No Admission of Liability.  The Executive understands and acknowledges that this Release constitutes a compromise and settlement of any and all actual or potential disputed claims by the Executive.  No action taken by the Employer hereto, either previously or in connection with this Release, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Employer of any fault or liability whatsoever to the Executive or any third party.
11.   Representations.  The Executive hereby agrees that this Release is given knowingly and voluntarily and acknowledges that:
(a) this Release is written in a manner understood by the Executive;
(b) this Release refers to and waives any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended;
(c) the Executive has not waived any rights arising after the date of this Release;
(d) the Executive has received valuable consideration in exchange for this Release in addition to amounts the Executive is already entitled to receive; and
(e) the Executive has been advised to consult with an attorney prior to executing this Release.

12.   Consideration and Revocation.  The Executive is receiving this Release on ___________________, 20__, and the Executive shall be given twenty-one (21) days from receipt of this Release to consider whether to sign this Release.  The Executive agrees that changes or modifications to this Release do not restart or otherwise extend the above twenty-one (21) day period, unless specifically agreed to in writing by the Employer.  Moreover, the Executive shall have seven (7) days following execution to revoke this Release in writing to the General Counsel of the Employer, and this Release shall not take effect until those seven (7) days have ended.
13.   Future Cooperation.  In connection with any and all claims, disputes, negotiations, investigations, lawsuits or administrative proceedings involving the Employer or any of its subsidiaries or affiliates which relate to periods of time during the Executive’s employment with the Employer, the Executive agrees subject to his then-current personal and professional obligations to make himself reasonably available, upon reasonable notice from the Employer and without the necessity of subpoena, to provide information or documents, provide declarations or statements to the Employer, meet with attorneys or other representatives of the Employer, prepare for and give depositions or testimony, and/or otherwise cooperate in the investigation, defense or prosecution of any or all such matters.  The Executive shall be reimbursed for reasonable costs and expenses incurred by him as a result of actions taken pursuant to this Section 13.  It is expressly agreed and understood that the Executive will provide only truthful testimony if required to do so, and that any payment to him is solely to reimburse his expenses and costs for cooperation with the Employer.
14. General
(a)   Severability.  If any provision of this Release shall be found invalid or unenforceable for any reason, in whole or in part, then such provision shall be deemed modified, restricted, or reformulated to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Release as the case may require, and this Release shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified, restricted, or reformulated or as if such provision had not been originally incorporated herein, as the case may be.  The parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the parties are unable to agree upon a lawful substitute, the parties desire and request that a court or other authority called upon to decide the enforceability of this Release modify those restrictions in this Release that, once modified, will result in an agreement that is enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.
(b)   Waiver.  A waiver by the Employer of a breach of any provision of this Release by the Executive shall not operate or be construed as a waiver or estoppel of any subsequent breach by the Executive.  No waiver shall be valid unless in writing and signed by an authorized officer of the Employer.
(c)   Amendment.  This Release may not be altered, amended, or modified except in writing signed by both the Executive and the Employer.

(d)   Arbitration.  Except as otherwise set forth in the Employment Agreement, any controversy, claim or dispute between the parties relating to or arising out of the subject matter covered by this Release shall be resolved by arbitration in accordance with the Employment Arbitration Rules and Mediation Procedures (“Rules”) of the American Arbitration Association through a single arbitrator in Hartford, Connecticut selected in accordance with the Rules.  The decision of the arbitrator shall be rendered within thirty (30) days of the close of the arbitration hearing and shall include written findings of fact and conclusions of law reflecting the appropriate substantive law.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof in the State of Connecticut.  In reaching his or her decision, the arbitrator shall have no authority (a) to authorize or require the parties to engage in discovery other than document discovery (provided, however, that the arbitrator may schedule the time by which the parties must exchange copies of the exhibits that, and the names of the witnesses whom, the parties intend to present at the hearing), (b) to change or modify any provision of this Agreement, (c) to base any part of his or her decision on public policy arguments or the common law principle of constructive termination, or (d) to award punitive damages or any other damages not measured by the prevailing party’s actual damages and may not make any ruling, finding or award that does not conform to this Release.  Each party shall bear all of his, her or its own legal fees, costs and expenses of arbitration and one-half (½) of the costs of the arbitrator.
(e)   Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Connecticut without reference to its conflict of law provisions.
(f)   Entire Agreement.  This Release supersedes all prior agreements between the parties with respect to its subject matter and is intended (with the documents referred to herein) as a complete and exclusive statement of the terms of the agreement between the parties with respect thereto.  The Executive expressly warrants and represents that no promise or agreement which is not herein expressed has been made to him in executing this Release.
(g)   Section Headings.  The section headings in this Release are for reference purposes only and shall not affect in any way the meaning or interpretation of this Release.
(h)   Joint Participation.  The parties hereto participated jointly in the negotiation and preparation of this Release, and each party has had the opportunity to obtain the advice of legal counsel and to review and comment upon this Release.  Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party.  This Release shall be construed as if the parties jointly prepared this Release, and any uncertainty or ambiguity shall not be interpreted against one party and in favor of the other.
(i)   Execution of Release.  This Release may be executed in counterparts, each of which shall be considered an original, but which when taken together, shall constitute one Release.  The Release, to the extent signed and delivered by means of a facsimile machine or by PDF File (portable document format file), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the originally signed version delivered in person.  At the request of either party hereto, the other party shall re-execute original forms hereof.

PLEASE READ THIS RELEASE AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT.  THIS RELEASE CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, INCLUDING THOSE UNDER THE FEDERAL AGE DISCRIMINATION IN EMPLOYMENT ACT, AND OTHER FEDERAL, STATE AND LOCAL LAWS PROHIBITING DISCRIMINATION IN EMPLOYMENT.
If the Executive signs this Release less than twenty-one (21) days after he receives it from the Employer, he confirms that he does so voluntarily and without any pressure or coercion from anyone at the Employer.
[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Release and Waiver as of the date first stated above.

MOLINA HEALTHCARE, INC.	EXECUTIVE:

By:	Joseph M. Zubretsky
Title:

[Signature Page to Release and Waiver]